Exhibit 10.2

HIPCRICKET, INC.

2014 INCENTIVE COMPENSATION PLAN

Adopted March 18, 2014

Article I

INTRODUCTION

This 2014 Incentive Compensation Plan (this “Plan”) is an annual cash incentive plan in which senior executives of Hipcricket, Inc. (the “Company”) are eligible to participate. This Plan’s purpose is to  reward senior executives for the overall success of the Company based on the achievement of goals relating to the performance of the Company.  This Plan shall be effective as of March 18, 2014 (the “Effective Date”).  Certain capitalized terms used in this Plan have the definitions set forth in Article V.

Article II
PARTICIPATION AND BONUS PAYOUTS

Section 2.1                      Participation in Plan; Establishment of Target Bonuses.  The Committee (as defined in Section 3.1) shall select those individuals who are eligible to participate in this Plan (the “Participants”).    The Committee shall approve a target bonus for each Participant, determined as a percentage of the Participant’s base salary (as in effect on the first day of the Performance Period).

Section 2.2                      Bonus Awards.  The aggregate dollar amount payable to a Participant with respect to a Performance Period is referred to herein as such Participant’s “Bonus Payout.”

Section 2.3                      Eligibility Requirements.  Unless the Committee specifically authorizes otherwise, and except as otherwise set forth in Section 2.6, a Participant must be continuously employed by the Company through the last day of the Performance Period to receive a Bonus Payout.  A Participant who meets the foregoing requirement shall be eligible to receive a Bonus Payout, even if the Participant is not employed by the Company on the date the Bonus Payout is made.

Section 2.4                      Amount of Bonus Payouts.  Bonus Payouts shall be payable based on achievement of the Target Revenue Goal, provided that, except as otherwise set forth in Section 2.6, the Threshold Performance Goal also is met.  As soon as practicable after a Performance Period, the Committee shall determine the level of achievement of the Target Revenue Goal and the Threshold Performance Goal.  Subject to Section 2.6, in the event the Threshold Performance Goal is not met, no Bonus Payouts will be paid for the Performance Period.  The Committee may, in its sole discretion, make adjustments to any payouts under this Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company’s performance.

Section 2.5                      Timing of Bonus Payouts.  Except as set forth in Section 2.6, Bonus Payouts shall be paid as soon as practicable, but in any event within sixty (60) days, following the last day of the Performance Period.  Bonus Payouts shall be paid to Participants in a single lump sum cash payment.

Section 2.6                      Termination without Cause or for Good Reason.  In the event of a Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason prior to the end of the Performance Period, the Participant shall be eligible to receive a Bonus Payout based on the level of achievement of the Target Revenue Goal as of month-end of the month of such termination relative to the Target Revenue Goal for the Performance Period, without regard to achievement of the Threshold Performance Goal (i.e., if revenue is at 50% of the Target Revenue Goal as of the end of the month of termination of employment, the Participant shall be entitled to a Bonus Payout equal to 50% of the Participant’s target bonus).  Such Bonus Payout shall be paid as soon as practicable in a single lump sum cash payment, but in any event within sixty (60) days, following the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason.

Article III
PLAN ADMINISTRATION

Section 3.1                      Powers of the Compensation Committee of the Board of Directors. The Board and/or the Compensation Committee of the Board of Directors of the Company (as applicable, the “Committee”) shall be responsible for the administration of this Plan. The Committee is authorized to prescribe, amend and rescind rules and regulations relating to the administration of this Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company or any of its affiliates, and to make all other determinations necessary or advisable for the administration and interpretation of this Plan in order to carry out its provisions and purposes, including to select the Participants eligible for participation in this Plan and to determine the actual Bonus Payouts (if any) payable to each Participant.  Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company and all Participants and any person claiming under or through any Participant.

Article IV
MISCELLANEOUS

Section 4.1                      Amendment and Termination of this Plan. The Committee reserves the right to unilaterally amend, modify or terminate this Plan at any time without notice to or consent of the Participants.

 Section 4.2                      Tax Withholding. Any Bonus Payout made pursuant to this Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy federal, state and local or non-U.S. withholding tax requirements.

Section 4.3                      Limitation of Rights. A Participant shall have no rights with regard to any Bonus Payout until such time as a bonus amount is determined by the Committee and becomes payable in accordance with the provisions of this Plan.  The Committee shall have no obligation for uniformity of treatment of Participants under this Plan.  Furthermore, nothing in this Plan shall be deemed to limit in any way the Committee’s full discretion whether to award any Bonus Payouts hereunder.

Section 4.4                      Unfunded Plan. Each Bonus Payout that may become payable under this Plan will be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to any payment hereunder other than as an unsecured general creditor with respect to any payment to which a Participant may be entitled.

Section 4.5                      No Guarantee of Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.  The adoption of this Plan shall have no effect on awards made or to be made, or compensation paid or to be paid, pursuant to other plans, programs, or arrangements now or subsequently in effect covering a Participant or other employees of the Company or its subsidiaries, or any predecessors or successors thereto (unless required by specific reference in any such other plan, program, contract or arrangement to awards under this Plan).

Section 4.6                      Successor and Assigns.  The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns, beneficiaries, heirs and representatives, as applicable.  Participants may not transfer, encumber, pledge or assign their rights or benefits under this Plan (except by will or the laws of descent and distribution).

Section 4.7                      Severability. If any provision of this Plan is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.8                       Governing Law. This Plan, and all awards made and actions taken hereunder, shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to conflicts of law principles thereof.  This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 4.9                      Section 409A.  The Company intends that this Plan and the payments provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise.  To the extent Section 409A is applicable to this Plan and the payments provided hereunder, the Company intends that this Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, if a Participant is a “specified employee,” within the meaning of Section 409A(2)(B)(i), then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Plan or any award granted under this Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of (i) the date that is six months following the Participant’s separation from service or (ii) the Participant’s death.

Section 4.10                      Interpretation.  The headings of articles and sections contained in this Plan are for convenience only and shall not control or affect the meaning or construction of any provision of this Plan. Except when otherwise indicated by the context, the singular shall be read and interpreted as the plural (when appropriate), and the plural shall include the singular.

Article V
DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

(a)           “Cause” means (i) the Participant’s material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to the Company’s business affairs; (ii) the Participant’s refusal or repeated failure to follow the Company’s established reasonable and lawful policies; (iii) the Participant’s material breach of the employment agreement between the Participant and the Company; or (iv) the Participant’s conviction of a felony or crime involving moral turpitude.  A termination of the Participant’s employment for Cause based on clause (i), (ii) or (iii) of the preceding sentence will take effect thirty (30) days after the Company gives written notice of its intent to terminate the Participant’s employment and the Company’s description of the alleged cause, unless the Participant, in the good faith opinion of the Company, during such thirty (30) day period, remedies the events or circumstances constituting Cause.

 (b)           “Good Reason” means any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s base compensation; (ii) a material reduction in the Participant’s authority, duties and responsibilities as in effect on the Effective Date; or (iii) a change in the Participant’s place of work to a location more than 50 miles from the place of work on the Effective Date, except for required travel on Company business to an extent substantially consistent with the Participant’s position, duties and responsibilities.  Notwithstanding any provision of this Plan to the contrary, a termination of an employment relationship by the Participant will not be for Good Reason unless (A) the Participant notifies the Company in writing of the existence of the condition that the Participant believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (B) the Company fails to remedy such condition within thirty (30) days after the date that it receives such notice (the “Remedial Period”), and (c) the Participant actually terminates his employment within thirty (30) days after the expiration of the Remedial Period.  If the Participant terminates his employment before expiration of the Remedial Period or after the Company remedies the condition, then the Participant’s termination will not be for Good Reason.

(c)           “Performance Period” means the Company’s fiscal year 2015, which runs from March 1, 2014 through February 28, 2015.

(d)           “Target Revenue Goal” means that amount of GAAP revenue required to be achieved during the Performance Period in order for Bonus Payouts to be paid at 100% of target.

(e)           “Threshold Performance Goal ” means the gross margin and adjusted earnings before interest, taxes, depreciation and amortization that must be realized during the Performance Period before a Bonus Payout shall be paid under this Plan.